Exhibit 10.16

Form of Equity Transfer Agreement

Transferor: [   ]

Assignee: Mofy Metaverse (Beijing) Technology Co., Ltd.

1.	The transferor agrees to transfer the equity interest in Global Mofy (Beijing) Technology Co., Ltd. in the amount of [ ] million (RMB) to the transferee.

2.	The transferee agrees to receive the transferor’s equity interest in Global Mofy (Beijing) Technology Co., Ltd. in the amount of [ ] million (RMB)

3.	The transfer will be officially carried out on [DATE]. From the date of the transfer, the transferor will no longer enjoy the rights or assume the obligations as a capital contributor in connection with the transferred capital contribution, and the transferee will enjoy the rights and assume the obligations as a capital contributor of Global Mofy (Beijing) Technology Co., Ltd.in connection with the transferred capital contribution.

This agreement will take effect after being signed (sealed) by both parties.

Transferor’s signature:

Assignee’s signature:

[DATE]